UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2023

Hess Midstream LP

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	No. 001-39163	No. 84-3211812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 McKinney Street
Houston, Texas 77010
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 496-4200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited partner interests	HESM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Repurchase Transaction

On March 27, 2023, Hess Midstream LP, a Delaware limited partnership (the “Company”), Hess Midstream Operations LP, a Delaware limited partnership and a subsidiary of the Company that holds all of the Company’s operating assets (“HESM OpCo” and, together with the Company, the “Partnership Entities”), Hess Investments North Dakota LLC, a Delaware limited liability company (“HINDL”), and GIP II Blue Holding, L.P., a Delaware limited partnership (“GIP” and, together with HINDL, the “Sponsors” and each, a “Sponsor”), entered into a Unit Repurchase Agreement (the “Repurchase Agreement”) pursuant to which HESM OpCo agreed to purchase from the Sponsors (divided equally between the Sponsors) 3,619,254 Class B units representing limited partner interests in HESM OpCo (the “Class B Units” and such Class B Units subject to the Repurchase Agreement, the “Repurchased Units”) for an aggregate purchase price of approximately $100 million (the “Repurchase Transaction”). The Repurchase Transaction was consummated on March 30, 2023. The purchase price per Class B Unit was $27.63, the closing price of the Class A shares representing limited partner interests in the Company (the “Class A Shares”) on March 27, 2023. HESM OpCo funded the payment of the purchase price using borrowings under its existing revolving credit facility. Pursuant to the terms of the Repurchase Agreement, immediately following the closing of the Repurchase Transaction, HESM OpCo cancelled the Repurchased Units, and the Company cancelled, for no consideration, an equal number of Class B shares representing limited partner interests in the Company (the “Class B Shares”) held by Hess Midstream GP LP, a Delaware limited partnership and the general partner of the Company (the “General Partner”), in accordance with Section 5.5(e) of the Amended and Restated Agreement of Limited Partnership of the Company, dated as of December 16, 2019.

The terms of the Repurchase Agreement were unanimously approved by the Board of Directors (the “Board”) of Hess Midstream GP LLC (“GP LLC”), the general partner of the General Partner, and the Conflicts Committee of the Board consisting solely of independent directors. The Conflicts Committee retained independent legal and financial advisors to assist it in evaluating and negotiating the Repurchase Agreement and the Repurchase Transaction.

Each of the Sponsors made customary representations and warranties in the Repurchase Agreement, including, among others, representations and warranties as to their organization, authorization to enter into the Repurchase Agreement, ownership of the Repurchased Units and necessary consents and approvals. Each of the Partnership Entities also made customary representations and warranties in the Repurchase Agreement, including, among others, representations and warranties as to their organization, authorization to enter into the Repurchase Agreement and necessary consents and approvals.

The above description of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Repurchase Agreement has been included to provide investors with information regarding its terms. The document is not intended to provide any other factual information about the Company, HESM OpCo, or the Sponsors. The representations, warranties and covenants contained in the Repurchase Agreement are being made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the agreement, made solely for the allocation of risk between the parties and may be subject to limitations agreed upon by the contracting parties.

Relationships

The Company is managed and controlled by GP LLC. GP LLC is wholly owned by Hess Infrastructure Partners GP LLC (“HIP GP”), and HIP GP is owned 50% by HINDL and 50% by GIP. As a result, certain individuals, including officers and directors of Hess Corporation, HINDL, GIP, HIP GP and the General Partner, serve as officers and/or directors of more than one of such other entities. In addition, after giving effect to the Repurchase Transaction, each of HINDL and GIP has beneficial ownership of 449,000 Class A Shares, 96,114,176 Class B Shares and 96,114,176 Class B Units. Such Class A Shares, Class B Shares and Class B Units collectively represent an approximate 81.7% voting interest and 2.0% economic interest in the Company and an approximate 81.7% economic interest in HESM OpCo.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The description of the Repurchase Transaction (as defined above) in Item 1.01 is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On March 28, 2023, the Company issued a news release announcing the Repurchase Transaction.

A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01.	Exhibits

10.1	Unit Repurchase Agreement, dated as of March 27, 2023, by and among Hess Midstream LP, Hess Midstream Operations LP, Hess Investments North Dakota LLC and GIP II Blue Holding, L.P.

99.1	News Release Announcing the Repurchase Transaction

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESS MIDSTREAM LP

	By:	Hess Midstream GP LP,
its general partner

	By:	Hess Midstream GP LLC,
its general partner

Date: March 30, 2023	By:	/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Chief Financial Officer